Exhibit 10.1

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FRESENIUS BIOTECH GmbH

AND

NABI BIOPHARMACEUTICALS

AGREEMENT TO

DEVELOP, SUPPLY AND MARKET ATG – FRESENIUS NORTH AMERICA

March 30, 2006

1.	DEFINITIONS/INTERPRETATION		2

	1.1.	DEFINITIONS	2

	1.2.	INTERPRETATION	5

2.	GRANT OF RIGHTS		5

	2.1.	BY FRESENIUS	5

	2.2.	BY NABI	6

3.	SPECIFIC OBLIGATIONS		6

	3.1.	MARKETING	6

	3.2.	SOLE SUPPLY	6

	3.3.	EXPORT	6

	3.4.	COMPETITION	6

	3.5.	TRANSITION	8

4.	DEVELOPMENT		8

	4.1.	DEVELOPMENT PLAN	8

	4.2.	CLINICAL DEVELOPMENT	10

	4.3.	NON-CLINICAL, INCLUDING TOXICOLOGY, CMC AND PROCESS DEVELOPMENT	11

	4.4.	REGULATORY APPROVAL OF LICENSED PRODUCT AND COMPLIANCE	11

	4.5.	DEVELOPMENT COSTS	12

	4.6.	STEERING COMMITTEE AND WORKING GROUP	12

5.	MANUFACTURE AND SUPPLY		13

	5.1.	CLINICAL DEVELOPMENT SUPPLIES	13

	5.2.	COMMERCIAL SUPPLIES	13

	5.3.	MANUFACTURE	13

	5.4.	FORECASTS	14

	5.5.	INFORMATION REQUIRED ON PURCHASE ORDERS	14

	5.6.	PRODUCT LABELING	14

	5.7.	BATCH DOCUMENTATION; CERTIFICATE OF ANALYSIS	15

	5.8.	FRESENIUS TESTING	15

	5.9.	NABI TESTING	15

	5.10.	REJECTION OF PRODUCT BY NABI	15

6.	AUDIT		16

	6.1.	MANUFACTURING AND LABORATORY	16

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	6.2.	CLINICAL	16

	6.3.	FINANCIAL	16

7.	FINANCIAL TERMS		16

	7.1.	CURRENCY OF PAYMENTS	16

	7.2.	INVOICES	17

	7.3.	TRANSFER PRICE FOR COMMERCIAL SUPPLIES	17

	7.4.	MINIMUM MONTHLY PAYMENT	18

	7.5.	RECALCULATION DUE TO CURRENCY RATE CHANGES	19

	7.6.	SHIPMENT OF FRESENIUS PRODUCT	20

	7.7.	TAXES	20

	7.8.	MILESTONE PAYMENTS	20

8.	TRADEMARK LICENSE		21

	8.1.	FRESENIUS’ ATG TRADEMARKS	21

	8.2.	NABI TRADEMARKS	21

	8.3.	Trademark OWNERSHIP	21

	8.4.	TRADEMARK INFRINGEMENT AND TRADEMARK ENFORCEMENT	22

9.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS		22

	9.1.	CONFIDENTIALITY	22

	9.2.	CONFIDENTIAL TREATMENT	22

	9.3.	EXCLUSIONS	23

	9.4.	PUBLIC ANNOUNCEMENTS	23

10.	INDEMNIFICATION AND INSURANCE		24

	10.1.	INDEMNIFICATION BY FRESENIUS	24

	10.2.	INDEMNIFICATION BY NABI	24

	10.3.	THIRD PARTY CLAIMS	25

	10.4.	PROCEDURE FOR OTHER CLAIMS	26

	10.5.	PRODUCT LIABILITY INSURANCE	26

11.	TERM AND TERMINATION		26

	11.1.	TERM	26

	11.2.	TERMINATION RIGHTS/BREACH	27

	11.3.	CONSEQUENCE OF TERMINATION	27

	11.4.	LATE PAYMENTS/ADJUSTMENTS/MATERIAL DEFAULT	30

12.	REPURCHASE OF INVENTORY		30

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13.	REPRESENTATIONS AND WARRANTIES		30

	13.1.	FRESENIUS’ REPRESENTATIONS AND WARRANTIES	30

	13.2.	NABI’S REPRESENTATIONS AND WARRANTIES	31

	13.3.	GENERAL REPRESENTATIONS AND WARRANTIES	31

	13.4.	NO OTHER WARRANTIES	31

14.	MISCELLANEOUS		32

	14.1.	JURISDICTION AND DISPUTE RESOLUTION	32

	14.2.	FORCE MAJEURE	33

	14.3.	RELATIONSHIP OF THE PARTIES	33

	14.4.	ASSIGNMENT AND CHANGE OF CONTROL:	34

	14.5.	BINDING EFFECT	37

	14.6.	ENTIRE AGREEMENT	37

	14.7.	COMPLIANCE WITH LAWS	37

	14.8.	NOTICES	37

	14.9.	SEVERABILITY	38

	14.10.	WAIVER OF MODIFICATION OF AGREEMENT	38

	14.11.	SURVIVAL	38

	14.12.	HEADINGS	39

	14.13.	COUNTERPARTS	39

Schedules

	A.	Initial Specifications

	B.	Transfer Price Illustrations

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FRESENIUS BIOTECH GmbH

AND

NABI BIOPHARMACEUTICALS

AGREEMENT TO

DEVELOP, SUPPLY AND MARKET ATG – FRESENIUS NORTH AMERICA

This AGREEMENT TO DEVELOP, SUPPLY AND MARKET ATG – FRESENIUS NORTH AMERICA is made as of the 30th day of March 2006, by and between FRESENIUS BIOTECH GmbH, a company organized under the laws of the Federal Republic of Germany having a principal place of business at Else-Kröner-Straße 1, 61352 Bad Homburg, Germany, hereinafter referred to as “FRESENIUS” and NABI BIOPHARMACEUTICALS, a corporation organized under the laws of Delaware having a principal place of business at 5800 Park of Commerce Blvd. N.W., Boca Raton, Florida 33487 USA, hereinafter referred to as “NABI”.

RECITALS

WHEREAS, FRESENIUS has developed a product which it refers to as ATG-FRESENIUS NORTH AMERICA, an immunosuppressive polyclonal antibody product which has the initial specifications set forth on Schedule A and is sometimes commonly referred to as EZ 2053 (“ATG”);

WHEREAS, a product similar to, but which is the global version of, ATG (“Global ATG”) is approved and marketed in 50 countries for multiple indications, but has not been approved for marketing in the United States or Canada;

WHEREAS, FRESENIUS can supply ATG from its manufacturing site in Germany that has been approved by the relevant German regulatory authority (the “Facility”) and the human adsorption materials are sourced in compliance with the current requirements of the US Food and Drug Administration;

WHEREAS, FRESENIUS had previously authorized Enzon Pharmaceuticals Inc. (“Enzon”) to conduct phase II and III studies of ATG, but such relationship has been terminated by mutual agreement of both parties;

WHEREAS, FRESENIUS has the right to authorize a third party to conduct phase II and III studies of ATG under an Investigational New Drug application filed with the US Food and Drug Administration and relevant Canadian authorities for solid organ transplants (“SOTs”), including approved protocols for use in conjunction with renal and lung transplants, as well as to provide such third party with all rights to data and other filings with the US Food and Drug Administration and certain rights under agreements with respect thereto with the relevant clinical research organizations, investigators, institutions, ethics board approvals, and the like;

WHEREAS, the parties intend that this Agreement will encompass, and the term Licensed Product (as defined below) will extend to, the use of ATG with respect to supplemental and additional indications (including stem cell transplants (“SCTs”)) subject to, and upon compliance with, appropriate clinical procedures and studies and regulatory approvals which may be undertaken in accordance with the rights granted to each of the parties in this Agreement with respect thereto;

WHEREAS, FRESENIUS has rights to certain know-how, clinical data and right to reference certain filings with the US Food and Drug Administration regarding ATG;

WHEREAS, FRESENIUS has the ability to supply a third party with ATG to conclude the clinical studies necessary to complete a Biologics License Application to be filed with the US Food and Drug Administration, and any corresponding applications which would need to be filed with the Canadian authorities before ATG can be marketed in Canada; and

WHEREAS, NABI wishes to complete the necessary clinical studies, to submit a Biologics License Application to market the Licensed Product in the US and a New Drug Submission to market the Licensed Product in Canada, in each case after approval;

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

AGREEMENT

1. DEFINITIONS/INTERPRETATION

1.1. DEFINITIONS

In addition to definitions set forth throughout this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

A. “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, is in Control of, is Controlled by, or is under common Control with, such specified Person. For purposes of this definition, “control” (including with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

B. “BLA” means a Biologics License Application filed with the US FDA.

C. “Business Day” means a day which is a normal day of business in Bad Homburg, Germany or the next business day if such day falls on a Saturday, Sunday, or legal holiday in Bad Homburg, Germany,

D. “Certificate of Analysis” means a report as is customary in the industry and fully compliant with regulatory and legal requirements, including those specifying lot release protocols, certifying as to the following with respect to each batch of Licensed Product Delivered hereunder: that the source of its constituents, the manufacturing process to produce it and the finished package product itself comply with the BLA (including the Specficiations) , the Technical Sections and all current applicable US FDA regulations, including GMP, and other applicable regulatory requirements.

E. “CMC” means chemistry, manufacturing and controls information.

F. “Competitive Product” means [*****].

G. “Confidential Information” means any information of either party or of any of their Affiliates which is not generally known, the continued secrecy of which information provides the possessor of this information with some economic advantage, and which the possessor of this information has taken reasonable steps under the circumstances to keep secret.

H. “CRO” means a clinical research organization.

I. “Delivery” is defined in Section 7.6.

J. “Effective Date” means the date first above written.

K. “First Commercial Sale” means, with respect to Licensed Product, the first sale by NABI for end use or consumption of the Licensed Product in the Territory after all approvals, including marketing and pricing approvals, if any, have been granted by the US FDA and any other applicable regulatory authority.

L. “FRESENIUS ATG Trademarks” is defined in Section 8.1.

M. “FRESENIUS Scheduled Obligations” is defined in Section 4.1(B).

N. “GCP” means the current good clinical practices regulations of the US FDA.

O. “GMP” means current good manufacturing practices as established from time-to-time by the US FDA and as otherwise applicable to products to be marketed in the Territory. If at any time US or Canadian guidelines specifying good manufacturing practices are not applicable to the manufacture of the Licensed Product to be distributed in such country, then the applicable European Pharmacopoeia shall apply.

P. “Improvements” means any modification or change, whether or not any such modification or change is patentable, to ATG or to Global ATG that can be used in connection with ATG, including: (i) any composition which includes ATG or such Global ATG; (ii) any substitute for ATG or such Global ATG that is based on or utilizes ATG or such Global ATG; and (iii) any process for making or using ATG or such Global ATG, or any composition which includes, or is a substitute for, ATG or such Global ATG as described above.

Q. “IND” means an Investigational New Drug application filed with the US FDA.

R. “Inflation Factor” means the increase in inflation for a specified period as determined in accordance with the non-adjusted Index der Erzeugerpreise gewerblicher Produkte from the Deutsches Statistisches Bundesamt.

S. “Intellectual Property Rights” means a party’s (i) patents and patent applications that claim a composition including, or a method of using, Licensed Product; (ii) Know-How and trade secrets concerning the manufacture, processing, marketing, distribution, or pricing of Licensed Product; (iii) FRESENIUS ATG Trademarks used in conjunction with Licensed Product; (iv) copyrights in works used in conjunction with the manufacturing, processing, marketing, distribution or pricing of Licensed Product; (v) rights to use and rely upon any clinical data concerning Licensed Product; and (vi) the right to reference any filing with a governmental regulatory authority for approval to market Licensed Product.

T. “Know-How” means all know-how relating to the Licensed Product including clinical data, manufacturing data, and test and measurement data, but only to the extent that such know-how and any data included therein is used or useful in, or necessary for, marketing of ATG or is necessary for a party to comply with its obligations under this Agreement.

U. “Licensed Product” means ATG and all Improvements thereto that are either owned or controlled with the right to sublicense in the Territory by FRESENIUS at any time during the term of this Agreement.

V. “NABI’s Average Quarterly Commercial Price” means, with respect to each quarter, the amount equal to NABI’s Net Retail Sales for such quarter divided by the number of [*****] vials of Licensed Product sold under the invoices evidencing such sales.

W. “NABI’s Cumulative Annual Net Retail Sales” means the sum of all of NABI’s actual Net Retail Sales of Licensed Product from the beginning of a calendar year through the measurement date.

X. “NABI’s Scheduled Obligations” is defined in Section 4.1(B).

Y. “NABI Trademarks” means the registered trademarks of NABI used in connection with the marketing, promotion, distribution and sale of Licensed Products in the Territory.

Z. “Net Retail Sales” means the gross invoice amount billed with respect to Licensed Products by NABI to its customers, exclusive of NABI’s sublicensees, and by NABI’s sublicensees to their customers, in each case less the following items:

taxes; shipping charges; and credits for pricing adjustments, any bona fide returns (net of all returns actually made), charge backs, rebates and discounts; provided, however, that NABI shall not (directly or indirectly) allow the Licensed Product to be sold (or offered for sale) in combination with other products resulting in a disproportionate credit, discount or rebate to be applied to the Licensed Product.

AA. “Reviewable BLA” means a BLA that is complete in all formal aspects.

BB. “Steering Committee” is defined in Section 4.6.

CC. “Technical Sections” shall have the meaning provided by 21 C.F.R. §600 et. seq.

DD. “Termination Date” means the last day of the term of this Agreement as set forth in Section 11.1 or such earlier date as either party shall cause this Agreement to be terminated as provided in Section 11.2.

EE. “Territory” means the United States (including its territories or possessions) and Canada.

FF. “Transfer Price” is defined in Section 7.3.

GG. “US FDA” means the US Food and Drug Administration as defined above, or any successor agency.

1.2. INTERPRETATION.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, such Agreement. Unless the context otherwise requires, the words “hereof’”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

2. GRANT OF RIGHTS

2.1. By FRESENIUS

For valuable consideration, and subject to the terms and conditions of this Agreement, FRESENIUS grants to NABI and NABI hereby accepts from FRESENIUS, the exclusive right and license, in the Territory under any and all Intellectual Property Rights that FRESENIUS either owns or controls and has a right to sublicense with respect to the Licensed Product, (i) to perform research with respect to and to develop the Licensed Product and, (ii) to use, apply for approval, market, import for use or sale, offer for sale, and sell for all human uses/indications (but not manufacture or to have manufactured) the Licensed Product, together with, in each case, the right to sublicense.

2.2. By NABI

NABI grants to FRESENIUS a royalty-free, milestone-free, perpetual license to make, use, sell, offer for sale each Improvement that is either owned, or controlled with the right to sublicense, by NABI at any time during the term of this Agreement.

3. SPECIFIC OBLIGATIONS

3.1. Marketing

NABI shall use commercially reasonable efforts to market the Licensed Product in the Territory, after all necessary approvals have been obtained.

3.2. Sole Supply

FRESENIUS shall be NABI’s sole supplier of Licensed Product in the Territory, and NABI shall not order or purchase Licensed Product from any other party, or sell any Licensed Product which is procured from any other party, nor shall NABI manufacture (or cause to be manufactured) Licensed Product.

3.3. Export

During the term of this Agreement, NABI shall not export Licensed Product outside the Territory except that NABI shall have the right to fill orders of the US Department of Defense for its purposes outside the Territory.

3.4. Competition

A. Neither NABI nor any of its Affiliates shall, without the prior written consent of FRESENIUS (which may be granted or denied in the sole discretion of FRESENIUS)

(i) market, sell, manufacture for commercial sale or distribute in the Territory any Competitive Product, provided that, (x) the marketing, sale, manufacture for commercial sale and distribution of Competitive Products by NABI pursuant to Sections 3.4(B) or under circumstances to which Sections 14.4(A)(vi) or 14.4(B) apply shall not constitute a default under this Section 3.4 and (y) if NABI or any of its Affiliates has developed a Competitive Product (without violating their respective confidentiality obligations under this Agreement), NABI or its Affiliates may assign their rights (by sale or exclusive license for a term which shall not be less than the remaining portion of the Initial Term (as defined in Section 11.1) plus five (5) years) in such Competitive Product to a third party (it being understood that neither NABI nor any of its Affiliates shall have any right of ownership or participation in such third party or the income or profit of such third party at any time other than through a royalty in connection with the license) and such action shall not constitute a breach of this Agreement for so long as NABI and its Affiliates do not engage in providing any direct or indirect marketing activity, or provide marketing direction or assistance, information or data in relation to such Competitive Product; or

(ii) acquire (by purchase, license or otherwise) rights in the Territory to market, sell or distribute any Competitive Product other than under the circumstances described in Sections 3.4(B), 14.4(A)(vi) or 14.4(B).

B. If NABI or any of its Affiliates shall determine to acquire, in the Territory, a group of products (whether directly through an acquisition of assets or indirectly through an acquisition of capital stock) and such acquisition includes (as a part of the entirety of the package) the right to sell, market or distribute a Competitive Product in the Territory in circumstances which do not involve a Change of Control (as defined in Section 14.4(B)(iv) below), NABI shall give FRESENIUS as much advance written notice of such intention as is reasonably feasible under the circumstances, as well as written notice of the consummation of such acquisition. If such written notice specifies that the Competitive Product will be acquired, then the notice must specify whether NABI intends to divest its interest in such product following its acquisition thereof. During the ninety (90) days following such notice, the parties will attempt to establish acceptable terms under which they would co-promote the Licensed Product in the Territory for the remaining term of this Agreement. Alternatively, the parties could agree upon another commercial relationship. If the parties are unable to agree upon acceptable terms regarding the ownership and exploitation of the Competitive Product in the circumstances described in this Section 3.4(b), if NABI’s rights to such Competitive Product in the Territory are not divested by NABI, or if such Competitive Product is not withdrawn from the market in the Territory, within twelve (12) months of its acquisition, then FRESENIUS will have the option at its discretion to terminate this Agreement pursuant to Section 11.2(A) below and reacquire all the rights to the Licensed Product in the Territory. In the event FRESENIUS decides to reacquire all the marketing rights to the Licensed Product, FRESENIUS will give written notice to NABI to implement the process of determining the Value of the Licensed Product in accordance with Section 14.4(B)(iii). FRESENIUS will have the option at its discretion to purchase the Licensed Product by giving written notice to NABI, within thirty (30) days after the determination of the Value, and paying to NABI an amount of cash equal to [*****] of the Value of the Licensed Product (as defined in and determined in accordance with the provisions of Section 14.4(B)(iii) below) at the time of its reacquisition.

3.5. Transition

A. FRESENIUS will deliver or cause Enzon to deliver to NABI within ninety (90) days of the date hereof, the IND for the Licensed Product and all the clinical data for ATG which is in the possession or control of Enzon. If FRESENIUS shall fail to deliver such IND and clinical data for ATG within ninety (90) days hereafter, FRESENIUS shall promptly reimburse to NABI the milestone payment referred to in Section 7.8(A)(i) and NABI shall have the right to terminate this Agreement.

B. Promptly following the date hereof, NABI shall use commercially reasonable efforts to cooperate with Enzon and FRESENIUS in connection with the transition from Enzon to NABI of responsibility for the current study and program for ATG which had been conducted by FRESENIUS and/or Enzon with respect to the Territory. As between FRESENIUS and NABI, FRESENIUS shall be liable for, and shall pay, (i) all costs and expenses which have accrued in connection with Enzon’s prior agreement with FRESENIUS for such ATG study and program as well as the costs directly associated with the transition thereof and (ii) if NABI proposes to conduct all or any portion of such study and program itself or through contract research organizations different from those presently engaged, FRESENIUS shall pay the costs owed to such contract research organizations as termination fees or damages for early termination, if any are owed.

C. Within [*****] of the Effective Date, FRESENIUS will send Enzon a letter requesting that Enzon immediately transfer the IND for the Licensed Product to NABI.

4. DEVELOPMENT

4.1. Development Plan

A. Within [*****] after the Effective Date (and taking into consideration the requirement of completing the task set forth in this Section 4.1(A) in order that the parties may comply with the obligations set forth in Section 4.1(B)), NABI will perform a CMC audit of the Facility and provide FRESENIUS with a detailed list of all items that NABI reasonably believes will need to be addressed and remedied in connection with the Facility before the first day of the second full calendar quarter prior to the planned submission to the US FDA of a Reviewable BLA in order that the Facility will be approved by the US FDA for the production of Licensed Product for marketing and distribution in the USA. The parties will negotiate the reasonableness, content and timing of the items specified by NABI during the thirty (30) days after delivery of the list to FRESENIUS. If the parties come to mutual agreement, then the items and time frames will be incorporated into and become part of the FRESENIUS Scheduled Obligations contemplated by Section 4.1(B) below. Failing such agreement each party will, upon the request of the other party, appoint an independent credentialed examiner or inspector familiar with FDA requirements for manufacturing facilities and request such appointed persons to designate a third person who will act as the arbiter (the “Arbiter”). The Arbiter will be asked to resolve the differences between the parties and establish a definitive list of items to be remedied in the Facility in order that the same may comply with FDA requirements as then in existence for a manufacturing facility which will be examined in connection with a Reviewable BLA. Such determination will be final and binding on the parties and the cost for the services of the Arbiter shall be shared equally between the parties. FRESENIUS shall make such upgrades to the Facility as agreed by the parties or fixed by the Arbiter and as may be subsequently required by the US FDA during the term of this Agreement in order that the Facility will be, and will remain, approved by the US FDA for the production of Licensed Product for marketing and distribution in the USA.

B. Within [*****] after FRESENIUS delivers to NABI all of the clinical data required to be delivered pursuant to section 3.5(A), NABI shall meet with appropriate officials of the US FDA and determine the most efficient means of completing the studies which are necessary to commercialize the Licensed Product. Within sixty (60) days after the meeting with the US FDA, representatives of FRESENIUS and NABI shall meet with the Steering Committee and describe and discuss NABI’s strategy for development (clinical and regulatory) and commercialization of the Licensed Product in the Territory. The parties shall discuss in good faith the registration strategy and clinical studies that shall be undertaken to obtain marketing authorization in the Territory (starting with the U.S.) and establish specific milestones for: (i) the actions to be taken by NABI in order to assure efficient and expeditious approval of the Licensed Product for commercial sale in the U.S. and a time table for the realization thereof (collectively, “NABI’s Scheduled Obligations”); and (ii) based on the time table developed by the parties for the performance of various items necessary to obtain approval of the Licensed Product and depending on the time line for NABI to reasonably comply with NABI’s obligations, (x) the actions to be taken by FRESENIUS to upgrade the Facility to comply with the applicable US FDA manufacturing standards and the time table for the completion thereof as provided by Section 4.1(A) above; and (y) the date by which FRESENIUS will deliver to NABI whatever non-clinical (including toxicology and pharmacology (animal data)) package is required by the US FDA, which date may not be later than the first day of the second full calendar quarter prior to the planned submission to the US FDA of a Reviewable BLA (collectively the “FRESENIUS Scheduled Obligations”). Upon agreement and approval by the Steering Committee, the actions comprising and the time lines for completing the NABI Scheduled Obligations and the FRESENIUS Scheduled Obligations shall be a part of this Agreement as if set forth herein. The registration strategy shall include continuation of the lung transplant study currently underway and shall, at the option of NABI, specify whether the clinical studies for the SOT indication and the SCT indication shall be undertaken sequentially or contemporaneously in light of the estimated cost thereof and the mutual intention of the parties that the registration strategy shall be focused on minimizing the time to obtain necessary approvals in the Territory for the Licensed Product.

C. FRESENIUS shall use commercially reasonable means to deliver to NABI, within [*****] of the Effective Date, all the clinical data for ATG, and the clinical data for Global ATG that is relevant to NABI’s planned conduct of clinical studies and BLA submission to the US FDA and which, in either case, is in the possession or control of FRESENIUS (including the CRF and other pertinent files) together with such documents as may be necessary to reference any filing with the US FDA for approval of the Licensed Product as the same may exist on the Effective Date.

D. In the event of a disagreement between the parties with respect to the strategy or time table in the Territory, the NABI Scheduled Obligations, the FRESENIUS Scheduled Obligations or any supplemental agreement to be entered into regarding safety or quality, the parties shall first meet and confer and endeavor in good faith to resolve the disagreement. If the disagreement persists, the parties will elevate the discussion to the Steering Committee. If the Steering Committee cannot resolve the issue, the parties will elevate the discussion to their respective CEOs for resolution. If the disagreement cannot be resolved by the CEOs, NABI shall have the final deciding vote with respect thereto (except with respect to the Facility upgrade which is governed by Section 4.1(A), the content and date for delivery of the toxicology package which are governed by Section 4.1(B)(y) , any supplemental agreement to be entered into regarding quality, and the other FRESENIUS Scheduled Obligations).

E. NABI shall at all times during the development phase as well as during the commercialization process, give prompt written notice to FRESENIUS of any substantive, content-driven notices or communications (other than purely scheduling or administrative items) between NABI and regulatory agencies regarding the Licensed Product. Prior to any substantive, content-driven communications with the US FDA, the FRESENIUS members of the project team shall have reasonable notice of, and the opportunity to discuss, all matters in accordance with Section 4.6. NABI shall allow FRESENIUS the right, at its sole cost, to participate along with NABI in any meetings or conference calls with the US FDA and all other regulatory agencies, provided that NABI will have the final say in all matters to be communicated to the US FDA with respect to the Licensed Product.

F. FRESENIUS shall at all times during the development phase as well as during the commercialization process, give prompt written notice to NABI of any substantive, content-driven notices or communications between FRESENIUS and regulatory agencies regarding the safety and efficacy of Global ATG or the Licensed Product or the US FDA qualification of the Facility.

4.2. Clinical Development

A. NABI shall be responsible for the clinical development of the Licensed Product in the Territory and shall satisfy all costs associated with the conduct of clinical studies in connection with such development (except as set forth in Section 5.1).

B. After obtaining the first market authorization within the Territory for the Licensed Product, the parties will discuss the further conduct of global clinical studies to increase the utilization of the Licensed Product, both within and outside the Territory. Such collaboration may include sharing the design of future clinical studies to maximize global product usage, and sharing in the costs to undertake such studies.

C. Subject to compliance with any bona fide third party restrictions, each party will cooperate to make available and grant the other party the right to use, free of charge, such party’s data arising out of its clinical and non-clinical development of ATG or Global ATG, as the case may be, in its respective geographic areas of operation for the purpose of advancing the development and commercialization of the Licensed Product with respect to all indications..

D. The parties shall grant to each other such rights of reference to, and the right to re-submit, any regulatory approvals and dossiers held by them as are reasonably necessary or useful to assist the parties in obtaining regulatory approvals with respect to the Licensed Product in their respective geographic areas of operation.

4.3. Non-clinical, Including Toxicology, Pharmacology (Animal Data), CMC and Process Development

FRESENIUS has worldwide responsibility for the non-clinical development (including toxicology and pharmacology (animal data)), CMC and process development for the Licensed Product. FRESENIUS will provide all non-clinical (including toxicology and pharmacology (animal data)), CMC and process development information under the control of FRESENIUS as necessary for NABI to obtain and maintain regulatory approval of the Licensed Product in the Territory. The time table for the delivery of such information to NABI shall be as set forth in Section 4.1(C) and the FRESENIUS Scheduled Obligations. The parties agree to work together in good faith to attempt to increase the expiration dating for the Licensed Product. In the event that the parties are successful in extending the shelf life of the Licensed Product, the first three months of such extended period shall be for the benefit of NABI and the excess of such extended period (beyond the first three months) shall be split 2/3rds for the benefit of NABI and the balance shall be for the benefit of FRESENIUS.

4.4. Regulatory Approval of Licensed Product and Compliance

A. NABI will have responsibility for obtaining and maintaining regulatory approvals by the authorities in the Territory.

B. NABI shall hold and own any regulatory filings pertaining to Licensed Product in the Territory. NABI is not entitled to transfer any regulatory filings pertaining to Licensed Products in the Territory to third parties except as otherwise provided in this Agreement.

C. NABI shall be responsible for the conduct of regulatory product actions (including field corrections and recalls) and adverse event reporting in the Territory. NABI shall consult with FRESENIUS in advance and keep FRESENIUS reasonably informed at all times as to any such contemplated or actual product actions. Notwithstanding that NABI shall be responsible to conduct all such regulatory product actions, the parties’ respective liability for the cost of all such regulatory product actions shall be determined in accordance with Section 10 of this Agreement.

D. FRESENIUS shall keep NABI reasonably and timely informed regarding any information relating to the Licensed Product in FRESENIUS’ possession that relates to product safety, efficacy, quality, or regulatory compliance regarding the Licensed Product.

E. Each party shall inform the other on a timely basis of any material regulatory issues in their respective territory and shall consult with the other party regarding same.

4.5. Development Costs

A. FRESENIUS shall bear the costs arising in connection with non-clinical, toxicology, CMC and process development information.

B. Aside from the costs for Licensed Product for investigational studies related to SOT and SCT (which are addressed in Section 5.1) NABI shall bear the costs for clinical development and regulatory approval of the Licensed Product for SOT, SCT and all other indications in the Territory.

4.6. STEERING COMMITTEE AND WORKING GROUP

A. The parties will establish a steering committee, which will supervise the development and commercialization of the Licensed Product and resolve any issues as they may arise (the “Steering Committee”). Furthermore, the parties will establish a project team, which shall be responsible for the project on a working level and report to the Steering Committee. Each party will be equally represented on the Steering Committee, project team and any working group established by the Steering Committee.

B. The Steering Committee shall be comprised of two (2) representatives of each party to be designated in writing within thirty (30) days of the Effective Date. Either party may designate substitute representatives upon advance written notice. The Steering Committee shall meet at least two (2) times per year or more often as is reasonably requested by either party. The meetings may either be by telephone, videoconference or in person; provided that if the meetings are in person the site of the meeting will alternate between the parties.

C. The Steering Committee shall fix the number of representatives of the project team and any additional working group, provided each party shall have an equal number. Each party shall nominate its own Steering Committee, project team and working group representatives. In the event the project teams or working groups have disagreements, they shall be referred to the Steering Committee which shall resolve such disagreements as provided in Section 4.1(D) above.

5. MANUFACTURE AND SUPPLY

5.1. Clinical Development Supplies

In connection with the development of the Licensed Product, and not for commercial sale, FRESENIUS shall provide the clinical supplies of Licensed Product to NABI: (i) for the conduct of clinical trial(s) to support the approval of the first [*****] indication in each area of [*****] and for the conduct of clinical trial(s) for the approval of the first [*****]; and (ii) for all other indications (e.g. [*****]) or for extensions of existing approvals (e.g. different dose regimens) at a price of [*****]. Commencing with January 1, 2007, such amount shall be increased, but not decreased, on each January 1 by the rate of increase of inflation as measured by the change in the Inflation Factor between January 1 of the new year and January 1 of the preceding year. Such Licensed Product shall be manufactured in compliance with GMP and the specifications set forth on Schedule A (as such specifications may be changed by the parties in consultation with the US FDA).

5.2. Commercial Supplies

FRESENIUS will supply to NABI its requirements of Licensed Product for commercial sale in a timely manner which are ordered in accordance with this Agreement. Such Licensed Product shall be manufactured in accordance with, and when Delivered shall comply with, specifications which are mandated by the US FDA and each other applicable governmental agency or legislative changes for commercialization in the Territory (the “Specifications”). Such Licensed Product shall be manufactured in compliance with, and when Delivered shall comply with, GMP and any other applicable laws and regulations applicable to Licensed Product to be marketed in the Territory. The price for commercial supplies of the Licensed Product is set forth in Section 7.3 below. When License Product is Delivered, the expiration date of the Licensed Product must be no sooner than the expiration date specified in the BLA minus nine (9) months.

5.3. Manufacture

A. Within one hundred twenty (120) days of the execution of this Agreement, the respective quality control representatives of the parties shall meet and negotiate in good faith a Quality Agreement, to be signed by authorized representatives of each party. The Quality Agreement is intended to address those items as are customary for such agreements in the United States pharmaceutical industry including, but not limited to, changes to the Specifications and other change control issues, certifications of compliance and analysis, review of batch records, and other such quality matters. In the event of a conflict between the Quality Agreement and this Agreement, this Agreement shall control.

B. After the US FDA grants marketing approval for the Licensed Product, FRESENIUS shall maintain inventory of finished Licensed Product for sale by NABI in the Territory as agreed by the parties from time to time but at all times at least equal to the number of [*****] vials of Licensed Product Delivered to NABI during the prior [*****].

5.4. Forecasts

A. Commencing in March 2007, NABI shall provide FRESENIUS on a monthly basis by the tenth (10th) day of each month with a rolling twelve (12) month forecast of its estimated requirements of Licensed Product provided that such estimate shall not constitute a binding order or commitment. At all times NABI shall place firm orders at least twenty-six (26) weeks in advance of the requested date of Delivery.

B. Before BLA approval, FRESENIUS shall not be required, in respect of each rolling 12-month period, to fill firm orders of more than [*****] of the quantity previously forecasted by NABI in its rolling twelve (12) month forecast for such period, nor shall it be required to fill any order placed less than twenty-six (26) weeks preceding the requested Delivery date. FRESENIUS shall use commercially reasonable efforts, but shall not be obligated, to fill firm orders for quantities in excess of [*****].

C. After BLA approval, FRESENIUS shall not be required, in respect of each following 12-month period, to fill firm orders of more than [*****] of the quantity previously forecasted by NABI in its rolling twelve (12) month forecast for such period, nor shall it be required to fill any order placed less than twenty-six (26) weeks preceding the Delivery date. FRESENIUS shall use commercially reasonable efforts, but shall not be obligated, to fill firm orders for quantities in excess of [*****]. Between March 1st and April 1st of each year commencing with 2008, NABI shall provide FRESENIUS with a good faith non-binding forecast for an additional twelve (12) month period.

5.5. Information Required on Purchase Orders

Orders shall be placed by NABI with FRESENIUS and shall specify quantities ordered, delivery dates, and delivery and shipping instructions. The obligations and rights of the parties shall be governed by the terms and conditions of this Agreement. Any terms or provisions contained or referred to in NABI’s purchase orders which deal or purport to deal with any rights, obligations or issues other than those specified in this Agreement shall be of no force or effect, unless agreed to in writing by FRESENIUS.

5.6. Product Labeling

NABI and FRESENIUS shall discuss and mutually agree upon any packaging artwork, labeling artwork, packaging specifications and labeling specifications for the Licensed Product. In addition, all Licensed Product shall carry the trade name and markings to indicate that the Licensed Product is manufactured by FRESENIUS, and any additional markings as may be required by applicable law, provided that the parties agree that the marks “ATG North America”, “ATG NA” and “EZ 2053” shall not be utilized without NABI’s written consent. To the extent permitted by applicable law, NABI’s name and brand livery shall be the predominant livery displayed on the label in a manner that is consistent with customary industry practice. FRESENIUS shall procure the required labeling, and shall label and package the Licensed Product prior to shipment in accordance with such artwork, packaging and labeling specifications.

5.7. Batch Documentation; Certificate of Analysis

A. FRESENIUS shall maintain and provide to NABI an English translation of the master batch record maintained by FRESENIUS from time-to-time. At least ten (10) Business Days prior to each Delivery, FRESENIUS shall deliver to NABI a copy of all the batch documentation for the product being Delivered which shall include batch production records and manufacturing and analytical records and copies of all process deviations associated therewith, if any.

B. At the time of each Delivery of Licensed Products FRESENIUS shall provide NABI with an original signed Certificate of Analysis respecting each batch of Licensed Product from which such Delivered Licensed Product was sourced. Full batch documentation, including batch production records and manufacturing and analytical records and copies of all process deviations associated therewith, shall be available for review by NABI at a site designated by FRESENIUS upon reasonable written notice from NABI.

5.8. FRESENIUS Testing

FRESENIUS shall inspect the Licensed Product for conformity to the Technical Sections, the Specifications, and any other applicable regulatory requirements and marketing authorization requirements, in accordance with appropriate, reasonable and effective GMP compliant quality assurance procedures and the Quality Agreement prior to release of the Licensed Product to NABI. Such quality assurance procedures may be amended from time to time as proposed by FRESENIUS so long as any changes are appropriate, reasonable, effective and compliant with GMP requirements and the BLA and US FDA regulations, FRESENIUS provides prior written notice of the proposed amendment to NABI, and such amendment is approved in writing by NABI, such approval not to be unreasonably withheld.

5.9. NABI Testing

After receipt of each Delivery of the Licensed Product, NABI shall promptly inspect the Delivery for identity and shipping damage.

5.10. Rejection of Product by NABI

NABI may only reject Licensed Product if NABI gives FRESENIUS written notice of such rejection within [*****] after receipt of Delivery in the case of Licensed Product which was damaged in transit or which is patently defective or not supported by batch documentation sufficient to release the product in accordance with applicable laws. In the case of latent defects, NABI shall give prompt written notice after discovery of such latent defects. The written notice of rejection shall be accompanied by a written summary of the reasons for rejection and copies of all test results and supporting data on which the claim of rejection is based. FRESENIUS will, to the extent necessary, promptly and thoroughly evaluate such rejected Licensed Product (including any confirmatory testing) and provide NABI with copies of any and all test results and/or records relating to testing of the Licensed Product generated by or in possession of FRESENIUS. NABI may withhold payment (or take an offset if already paid) for the amount of any such rejected Licensed Product until such time as any dispute with respect to the rejection is resolved and both parties will use good faith and commercially reasonable efforts to promptly resolve the dispute (including sending the product to a mutually agreed outside laboratory, if appropriate). The expenses incurred by a party for any third party testing as contemplated above will be borne by the party found to be in error. Except as set forth herein, NABI shall not be entitled to reject or return any Licensed Product to FRESENIUS (except upon termination and then only in accordance with Section 12).

6. AUDIT

6.1. Manufacturing and Laboratory

Both parties shall have the right to conduct audits of all relevant pharmaceutical areas and facilities (including third party manufacturers) and the batch documentation and production records relating to the Licensed Product (including compliance with GMP) at reasonable times and on reasonable written notice. Additionally, each party shall give written notice to the other within twenty-four (24) hours of receiving a notice from governmental agencies in the Territory or Germany that the governmental agency shall inspect the party’s facilities as relates in whole or in part to the Licensed Product, and the party who did not receive the notice from the governmental agency shall be permitted to observe the inspection by the government to the extent permitted by the governmental agency.

6.2. Clinical

FRESENIUS, or its authorized representative, shall have the right to audit NABI, and each of its subcontractors, at reasonable times on reasonable written notice, to verify that NABI is, at all times, in compliance with GCP.

6.3. Financial

Each Party, at its own cost and expense, no more than once during a calendar year, shall have the right to audit, through an independent certified public accountant, or equivalent licensed accountant, which independent certified public accountant is reasonably acceptable to the party whose records are being inspected, the other party’s financial records relevant to the Transfer Price, provided the certified public accountant agrees to not disclose any detail of the audit to the party making the audit other than to state whether: (a) the records confirm any reports provided within the prior twenty-four (24) months; or (b) that there is a discrepancy, in which case, the certified public accountant can state the amount of the discrepancy.

7. FINANCIAL TERMS

7.1. Currency of Payments

All payments made under this Agreement shall be made in US$.

7.2. Invoices

With each Delivery of Licensed Product, FRESENIUS will send an invoice to NABI. The price stated to be payable on each invoice in accordance with this Agreement will be paid within sixty (60) days of issuance.

7.3. Transfer Price for Commercial Supplies

A. Upon each Delivery of Licensed Product, FRESENIUS shall issue to NABI a provisional invoice. In the first and second calendar quarters in which Licensed Products are Delivered by FRESENIUS to NABI for commercial sale, such provisional invoice shall be based on a fixed price of [*****]. Commencing with the third (3rd) calendar quarter in which Licensed Products are Delivered by FRESENIUS to NABI for commercial sale and in each quarter thereafter (each, a “Delivery Quarter”), FRESENIUS shall issue to NABI a provisional invoice for each [*****] vial of Licensed Product Delivered during the Delivery Quarter in an amount equal to the higher of (i) [*****] and (ii) the amount per [*****] vial that was determined to be payable in respect of Deliveries made to by NABI during the second calendar quarter preceding the Delivery Quarter (the “Measurement Quarter”) based on the calculation of the final Transfer Price payable in respect of the Measurement Quarter pursuant to Section 7.3(C).

B. Within fifteen (15) Business Days after the end of each calendar quarter in which there are Net Retail Sales, NABI shall provide a certification (signed by its Chief Financial Officer or other appropriate authorized officer) as to NABI’s Net Retail Sales of Licensed Product through the last day of the quarter just ended together with a reconciliation of the provisional invoice prices issued for such quarter and the final Transfer Price calculated in accordance with Section 7.3(C) and (D) below (a “Transfer Certificate”) and all information necessary to audit such certificate on the basis of the specific orders, batch numbers and other identifying information and quantity. Except as otherwise provided herein, all calculations shall be made on the basis of generally accepted accounting principles as applicable in the United States and the particular accounting policies and principles applied by NABI in the preparation of its audited financial statements. Any deficiency (or surplus) in payment of the Transfer Price, after giving effect to the minimum monthly payments made pursuant to Section 7.4 below, shall be paid by the applicable party within ten (10) days after the date of the Transfer Price Certificate, provided, however, that the Transfer Price for Licensed Product covered by an invoice that is not yet due need not be paid until its applicable due date as provided in Section 7.2 above.

C. Except where a minimum final Transfer Price of [*****] shall be payable pursuant to Section 7.3(D) below, the final transfer price (the “Transfer Price”) payable in respect of Licensed Product Delivered to NABI in a Delivery Quarter (upon calculation thereof on the basis of data furnished by NABI or as may be determined on the basis of an audit) shall equal the percentage of NABI’s Cumulative Annual Retail Sales for such Delivery Quarter in accordance with the table set forth below:

NABI’s Cumulative Annual Net Retail Sales in US$	Percentage of Net Retail Sales
up to [*****]	[*****]%

next [*****] above [*****]	[*****]%

next [*****] above [*****]	[*****]%

next [*****] above [*****]	[*****]%

portion above [*****]	[*****]%

D. Notwithstanding anything to the contrary in this Agreement, the final Transfer Price payable for Deliveries during a Delivery Quarter shall not be less than [*****]. In addition if NABI’s Average Quarterly Commercial Price for a Delivery Quarter was [*****], or higher, and the Transfer Price payable under Section 7.3(C) would be less than [*****], then notwithstanding Section 7.3(C) above, the final Transfer Price payable for Deliveries during such Delivery Quarter shall be [*****].

E. For the avoidance of doubt, Schedule B hereto sets forth several illustrations of the operation of this Section 7.3.

F. If NABI’s Average Quarterly Commercial Price is less than [*****] for more than four (4) consecutive calendar quarters, each of FRESENIUS and NABI shall have the rights set forth in Section 11.2(A)(ii) below.

G. In the event that the parties determine the need for a change in the volume of each vial, for example, to accommodate more or less extensive dosage requirements for certain indications, the price payable for certain clinical supplies of Licensed Product described in Section 5.1, the minimum, both provisional and final, Transfer Prices set forth in Sections 7.3(A) and 7.3(D) and above and the amount of NABI’s Average Quarterly Commercial price set forth in Section 7.3(F) above will be re-determined by extrapolation of the price difference between the larger or smaller dosage, and such revised amounts will apply with respect to the larger or smaller dosages.

7.4. Minimum Monthly payment

Commencing as of the first day of the first month after the US FDA grants marketing approval for the Licensed Product, as long as FRESENIUS is not in default of its obligation to supply Licensed Products as provided herein, NABI shall pay to FRESENIUS a minimum monthly payment (payable on the first (1st) day of each month) equal to: (i) in months 1 through 12 after the US FDA grants marketing approval, the sum of [*****]; and (ii) in month 13 and each month thereafter during the Term, the sum of [*****]. This minimum monthly payment will be creditable, dollar for dollar, against each provisional and final invoice for the Transfer Price that FRESENIUS will issue to NABI during each calendar year in accordance with Section

7.3. For the sake of clarity, the parties agree that the portion of the sum of the 12 minimum monthly payments made in a particular calendar year (or a portion thereof) which is unrecouped in respect of invoices issued during such calendar year, or portion thereof, (including those invoices that are not payable until the next calendar year) will not carry over to the invoices issued in future calendar years. As an example, minimum monthly payment installments made during the months of January through December of 2009 will be allowed as a credit against the Transfer Price payable in respect of the invoices issued in such months (including those that are not payable until 2010), but any excess of the minimum monthly installments made in 2009 which is not applied with respect to invoices issued in calendar year 2009 (including those that are payable in 2010) will not be available to be carried over to the invoices issued in year 2010. FRESENIUS’ sole remedy for NABI’s failure to pay any installment of the minimum monthly payment shall be to terminate this Agreement as provided in Section 11.2(A)(i), provided, however, that (i) if the remedy of termination is not exercised within six (6) months of any failure to pay any monthly installment, the breach for failure to pay such installment will be automatically waived; (ii) if the remedy of termination is exercised within six (6) months of any failure to pay any monthly installment, then FRESENIUS shall remain entitled to receive payment of all unpaid installments which at the date of termination are not more than six (6) months past due, and (iii) as contemplated in Section 11.2(D), termination under this Section 7.4 shall be without prejudice to FRESENIUS’ right to seek damages and any and all remedies at law or equity in respect of the breach of any other provision of this Agreement by NABI which has not been cured prior to the date of termination.

7.5. Recalculation due to currency rate changes

A. The minimum Transfer Prices (referred to in Sections 7.3(A) through 7.3(D)), the Transfer Price, the minimum monthly payment due pursuant to Section 7.4, and the price payable for certain clinical supplies of Licensed Product described in Section 5.1 required to be paid under this Agreement shall be subject to adjustment if the average annual exchange rate for changing U.S. Dollars into Euros fluctuates more than fifteen percent (15%) in any calendar year from the U.S. Dollar to Euro rate of US $1.00 = € 0.833.

B. In such case, the parties shall negotiate in good faith an upward or downward adjustment to the minimum Transfer Prices (referred to in Sections 7.3(A) through 7.3(D)), the Transfer Price, the minimum monthly payment due pursuant to Section 7.4, and the price payable for certain clinical supplies of Licensed Product described in Section 5.1 to be paid under this Agreement as called for by paragraph (A) above, effective at the end of such calendar year. If the parties are unable to reach an agreement within one month after beginning any such adjustment negotiations, the issue shall be submitted to the Steering Committee. If the adjustment is referred to the Steering Committee and it is unable to reach a resolution within one month after written notice from one of the parties to the Steering Committee to consider the issue, then the parties will refer the issue to their respective CEOs for resolution within fifteen (15) days after written notice to consider the issue. If the issue cannot be resolved by the CEOs, then either party may refer the issue to binding arbitration according to Section 14.1. Any new price calculated by reason of the foregoing shall be effective on the first day of January following the year in which the US Dollar to Euro rate fluctuated by more than fifteen percent (15%) and appropriate adjustment shall be made on the basis of such rate.

7.6. Shipment of FRESENIUS Product

FRESENIUS shall obtain any export license required by Germany to export the Licensed Product for delivery to the Territory and shall deliver the Licensed Product loaded onto NABI’s designated carrier in the United States and/or Canada after clearing customs and obtaining all government and regulatory clearances, certificates and other necessary permits or approvals required by the United States (including its territories and possessions) and Canada in order to deliver the Licensed Products to NABI in the Territory DDP (INCOTERMS 2000) (hereinafter “Delivery” or “Delivered”). Nabi shall take reasonable steps to cooperate with FRESENIUS in complying with any import, export or custom regulations applicable to the Licensed Product distributed hereunder. NABI shall provide FRESENIUS with such documentation as may be necessary to establish its import authorization within thirty (30) days after submission of a Reviewable BLA (or as soon as practically possible thereafter) in order that FRESENIUS may comply with applicable wholesaler requirements in Germany. NABI shall provide commercially reasonable administrative assistance to FRESENIUS regarding such clearances but the responsibility for obtaining such clearances shall remain with FRESENIUS. Title and risk shall pass to NABI upon Delivery (including loading of the Licensed Product with the NABI’s designated carrier). Cost of insurance, freight and taxes on such Delivery shall be paid by FRESENIUS. Any loss of or damage to the Licensed Product prior to Delivery shall be at FRESENIUS’ risk. Without limiting the foregoing, if requested by NABI, FRESENIUS shall be the Importer of Record and shall assume primary legal responsibility for importation of all such Licensed Product, and therefore responsible for all related regulatory compliance including but not necessarily limited to 19 USC/19 CFR compliance for all such imports entering into the United States or Canada.

7.7. Taxes

Any foreign, federal, state, country or local sales, use, excise, value-added, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee (other than royalties owed to third parties) or other charge lawfully owing with respect to the sale or transportation of the Licensed Product sold pursuant to this Agreement after Delivery to NABI shall be paid by NABI. Any foreign, federal, state, country, or local sales, use, excise, value-added, customer charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully owing with respect to the manufacture, import, export, sale of transportation of the Licensed Product sold pursuant to this Agreement before Delivery to NABI shall be paid by FRESENIUS.

7.8. Milestone Payments

A. NABI shall pay FRESENIUS: (i) $500,000 upon execution and delivery of this Agreement; and (ii) $500,000 at such time as the first patient is recruited for the first new clinical study initiated by NABI (exclusive of the ongoing lung transplant study).

B. NABI shall pay FRESENIUS US $1 million at the time the US FDA approves the Facility for the production of Licensed Product for marketing and distribution in the USA.

C. NABI shall pay FRESENIUS US $3 million upon approval of the first BLA by the US FDA for the Licensed Product.

D. None of the foregoing payments will be creditable against any other obligation imposed on NABI and in no event shall NABI be entitled to any refund of any amounts paid under Section 7.8 (A), (B) or (C).

8. TRADEMARK LICENSE

8.1. FRESENIUS’ ATG Trademarks

FRESENIUS hereby grants to NABI an exclusive license during the term of this Agreement to use certain trademarks (and as required by the labeling laws applicable in the Territory, the non-exclusive license to use the Trademark “FRESENIUS”) which the parties mutually select and identify by name and markings (the “FRESENIUS ATG Trademarks”) in the Territory to market, promote, distribute and sell the Licensed Product in the Territory, and for no other purpose. Except as otherwise provided in Section 8.4 below, all rights based on NABI’s use of the FRESENIUS ATG Trademarks shall inure to the benefit of FRESENIUS. NABI shall immediately cease all use of the FRESENIUS ATG Trademarks upon termination of this Agreement except as expressly provided herein.

8.2. NABI Trademarks

Any use of a NABI Trademark by FRESENIUS shall conform to NABI’s guidelines and shall be approved in writing by NABI prior to distribution of the Licensed Product. All rights based upon FRESENIUS’ use of the NABI Trademarks shall inure to the benefit of NABI. FRESENIUS shall immediately cease all use of the NABI Trademarks upon termination of this Agreement except as expressly provided herein.

8.3. Trademark Ownership

FRESENIUS is the sole and exclusive owner of all rights, title and interest in and to the FRESENIUS ATG Trademarks. Except for the license granted to NABI pursuant to Section 8.1, nothing contained in this Agreement shall be construed as an assignment to NABI of any rights, title or interest relating to the FRESENIUS ATG Trademarks, which rights are expressly reserved by FRESENIUS. NABI is the sole and exclusive owner of all rights, title and interest in and to the NABI Trademarks. Nothing contained in this Agreement shall be construed as an assignment to FRESENIUS of any rights, title or interests relating to the NABI Trademarks, which rights are expressly reserved by NABI. Nothing in this Agreement shall be construed to grant FRESENIUS the right to sell any Licensed Product labeled with NABI’s trademark to any third party except as expressly provided herein.

8.4. Trademark Infringement and Trademark Enforcement

Each Party shall notify the other party of any suspected infringements by third parties of the FRESENIUS ATG Trademarks in the Territory. FRESENIUS shall have the initial right to determine whether any action shall be taken on account of any such infringement, and FRESENIUS shall have the right to employ counsel of its choosing and to direct the handling of the litigation and any settlements thereof, at FRESENIUS’ own expense. In the event FRESENIUS does not diligently pursue such potential infringement within the Territory within sixty (60) days of the written notice from one party to the other, NABI shall have the right, but solely with respect to infringement of any of the rights of FRESENIUS as to the “ATG” or “ATG NA” or “ATG North America” markings (and not including “FRESENIUS” as a trademark), to take action on its own behalf, to employ counsel of its choosing and to direct the handling of the litigation and any settlements thereof, at NABI’s own expense. The parties agree to cooperate with each other in maintaining, protecting and defending the FRESENIUS ATG Trademarks.

9. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

9.1. Confidentiality

A. The parties acknowledge and agree that during the term of this Agreement, each of them and their Affiliates and sublicensees may exchange Confidential Information, and the disclosure and use of any such Confidential Information shall be governed by the provisions of this Agreement. Each party and its Affiliates and sublicensees shall use the Confidential Information of the other party only during the Term of this Agreement and then only for the purpose of the activities contemplated by this Agreement (and NABI shall not use any of the Confidential Information of FRESENIUS to develop any Competitive Product) and shall not disclose such Confidential Information to a third party except in accordance with the provisions of this Agreement. The parties shall ensure that their Affiliates and sublicensees keep all Confidential Information exchanged hereunder confidential in accordance with the provisions hereof as though the Affiliates and sublicensees were parties hereto. Each party shall be liable for any breach hereof by its Affiliates and sublicensees.

B. The Parties expressly agree that it shall be a material breach of NABI’s obligations under this Agreement for NABI to use, or to provide to any third party for use, any Know-How licensed under this Agreement, or any Confidential Information of FRESENIUS, other than as permitted by this Agreement or to develop a Competitive Product.

C. The provisions of this Section 9.1 shall survive the expiration or termination of this Agreement.

9.2. Confidential Treatment

Each party shall seek reasonable confidential treatment for the terms and conditions of this Agreement to the extent permitted by the Securities and Exchange Commission (the “SEC”)

and any other governmental agency or self-regulatory organization to which such party provides a copy of, or discloses the terms of, this Agreement. Prior to seeking confidential treatment from the SEC or any other governmental agency or self-regulatory organization for any such document, the party required to make such disclosure shall consult with the other party if practicable, and provide them with a reasonable opportunity to request the exclusion of specified provisions and any request by it for confidential treatment.

9.3. Exclusions

Nothing contained in this Agreement shall preclude FRESENIUS or NABI from utilizing Confidential Information as may be necessary in obtaining governmental approvals. In the event that Confidential Information is required by law or government regulations to be disclosed, or is to be incorporated into, or disclosed in prosecuting, a patent application, the party disclosing the Confidential Information shall, to the extent it may legally do so, timely:

(i) inform the original disclosing party hereunder of such requirement;

(ii) use reasonable efforts to limit such disclosure and maintain confidentiality to the extent possible; and

(iii) permit the original disclosing party to attempt to limit such disclosure by appropriate legal means.

9.4. Public Announcements

A. Neither party shall make any public announcement concerning this Agreement, nor make any public statement which includes the name of the other party or any of its Affiliates, or otherwise use the name of the other party or any of its Affiliates in any public statement or document without the written consent of the other party, which consent shall not be withheld or delayed unreasonably except:

(i) as may be required by applicable accounting rules or standards, law, judicial order or the rules of any stock exchange where the stock or securities of the disclosing party are listed to the extent that the disclosing party is required to observe such rules, or

(ii) in a subsequent public statement or document regarding this Agreement which has already been approved by the other party.

B. As promptly as possible after the execution and delivery of this Agreement, the parties shall prepare a mutually acceptable statement for purposes of dissemination to the clinical research centers and others who are currently engaged in the study of ATG.

10. INDEMNIFICATION AND INSURANCE

10.1. INDEMNIFICATION BY FRESENIUS

Subject to the terms and conditions of this Section 10, from and after the date hereof, FRESENIUS shall indemnify NABI and its sublicensees and each of their respective officers, directors, employees, agents, representatives and its Affiliates (the “NABI Indemnitees”) in respect of, and hold the NABI Indemnitees harmless against, any and all liabilities, obligations, judgments, interest, losses, assessments, damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and expenses of investigating and defending claims, lawsuits, complaints, actions or other pending or threatened litigation) (collectively, “Damages”) incurred or suffered by any of the NABI Indemnitees resulting from or attributable to:

A. any breach of any representation or warranty of FRESENIUS contained in this Agreement;

B. any failure by FRESENIUS to perform or observe any covenant or agreement required to be performed or observed by FRESENIUS as provided by this Agreement;

C. any defect, latent or otherwise, in any Licensed Product Delivered to NABI, including without limitation any defect occurring as a result of the manufacturing, handling, processing, storage or transportation of Licensed Product prior to Delivery to NABI; or

D. any claim that the development, manufacture, sale or use of a Licensed Product by NABI pursuant to this Agreement infringes the intellectual property rights of a third party or misappropriates the trade secrets of a third party.

10.2. INDEMNIFICATION BY NABI

Subject to the terms and conditions of this Section 10, from and after the date hereof, NABI shall indemnify FRESENIUS and its officers, directors, employees, agents, representatives and its Affiliates (the “FRESENIUS Indemnitees”) in respect of, and hold the FRESENIUS Indemnitees harmless against, any and all Damages incurred or suffered by any of the FRESENIUS Indemnitees thereof resulting from or attributable to:

A. any breach of any representation or warranty of NABI contained in this Agreement;

B. any failure by NABI to perform or observe any covenant or agreement required to be performed or observed by NABI as provided by this Agreement; or

C. any defect in any Licensed Product occurring as a result of the handling, processing, storage or transportation of the Licensed Product after Delivery to NABI.

10.3. THIRD PARTY CLAIMS.

A. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.

(i) A person entitled to indemnification under this Section 10 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim (a “Third Party Claim”) for which indemnification may be sought or, if earlier, upon the assertion in writing of any such claim by a third party; provided, however, that the failure so to notify the Indemnifying Party promptly or at all shall not relieve the Indemnifying Party of any liability or obligation it may have to the Indemnified Party hereunder except to the extent of actual prejudice caused by such failure. Such written notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages claimed. Within twenty-five (25) days after delivery of such written notification, the Indemnifying Party may, by written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of any Third Party Claim for equitable or other non-monetary relief that would materially affect the ongoing operations of the business of the Indemnified Party.

(ii) The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnified Party may assume or retain control of such action, suit, proceeding or claim and the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for the purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto.

(iii) The Indemnified Party shall not agree to any settlement of any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of any Third Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

10.4. PROCEDURE FOR OTHER CLAIMS.

An Indemnified Party wishing to assert a non-Third Party claim for indemnification under this Section 10 shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 10 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Claimed Amount. Within twenty-five (25) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (y) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer ), or (z) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 14.1.

10.5. PRODUCT LIABILITY INSURANCE

Each party shall maintain during the term of this Agreement, and for at least six (6) years thereafter, general liability insurance with an internationally reputable, credit-worthy, unaffiliated insurance company, which insurance shall include product liability coverage and shall be in amounts and of a type customarily maintained by companies similarly situated, provided that such insurance shall provide at least ten million US Dollars ($10,000,000) in coverage per occurrence. On or prior to the Effective Date, each party shall deliver to the other evidence of its insurance.

11. TERM AND TERMINATION

11.1. TERM

The Agreement is effective as of the Effective Date and shall continue in full force and effect for a term of 10 years following the First Commercial Sale of Licensed Product in the USA (the “Initial Term”). No earlier than twelve (12) and no later than six (6) months prior to the end of this term, NABI shall have the exclusive option to extend the term of this Agreement for one additional five (5) year period, by giving written notice of its intention to extend whereupon this Agreement will be extended provided that the minimum Transfer Prices payable as provided in Sections 7.3(A) through 7.3(D), and the minimum monthly payment due pursuant to Section 7.4 shall be increased, but not decreased, by the rate of increase of inflation between the Effective Date and the tenth (10th) anniversary thereafter as measured by the change in the Inflation Index between such dates.

11.2. Termination Rights/Breach

A. A party shall have the right to terminate this Agreement:

(i) In the case of any payment obligation as to which the other party is in default, on the fifth (5th) Business Day after written notice stating the basis of such termination if the breach is not cured within such time period;

(ii) At such time as the condition specified in Section 7.3(F) is satisfied, thirty (30) days after the terminating party gives written notice to the other stating that such condition has been satisfied and that the terminating party exercises its right to terminate this Agreement;

(iii) At any time when a party shall be entitled to terminate this Agreement pursuant to Section 3.4 above, immediately upon consummating the transaction in accordance with Section 3.4(B); and

(iv) In all other cases where a party is entitled to terminate this Agreement as provided in this Agreement, on the thirtieth (30th) day after the terminating party gives written notice to the other, stating the basis of such termination, unless the party receiving such written notice cures the breach set forth in the written notice within such time period.

B. FRESENIUS shall additionally be entitled to terminate this Agreement if NABI fails to:

(i) comply with and perform the material obligations of NABI under this Agreement (including the failure of NABI to timely comply with the NABI Scheduled Obligations that under the circumstances constitutes a material breach of this Agreement); or

(ii) file a Reviewable BLA for the Licensed Product with the US FDA before the date which is nine (9) months after the target date for such filing as set forth in the development plan established pursuant to Section 4.1 of this Agreement, except if such failure is due to FRESENIUS’ failure to timely comply with the FRESENIUS Scheduled Obligations.

C. NABI shall additionally be entitled to terminate this Agreement if FRESENIUS fails to comply with and perform the material obligations of FRESENIUS under this Agreement (including the failure of FRESENIUS to timely comply with the FRESENIUS Scheduled Obligations that under the circumstances constitutes a material breach of this Agreement).

D. Except as otherwise herein provided, including without limitation Section 7.4, termination under this Section 11.2 will be without prejudice to the terminating party’s right to seek damages and any and all remedies at law or equity.

11.3. Consequence of Termination

If NABI or FRESENIUS terminates this Agreement prior to the expiration of the term of this Agreement, then, to the extent it may do so without violating any law or regulation or breaching any agreement:

A. NABI will, upon the reasonable request of FRESENIUS made within thirty (30) days of Termination Date, without further consideration being paid to NABI, promptly make available to FRESENIUS or its designee all data, studies, analyses, technological, commercial, business-related and other information related to Licensed Product, including but not limited to assignable contracts entered into with respect thereto (as well as amounts payable and statement of accounts with respect to such contracts), any and all submissions and responses received from any governmental authority, complete documentation and information on completed and ongoing studies, preclinical and safety data, the status application of a CAS number, if applicable, all information on orphan drug designation, status investigators’ brochures, status of the distribution of clinical vials, study drug, as well as all consents and waivers necessary to have access to the source data documentation (the “Data”) which is reasonably necessary or desirable for FRESENIUS or one or more parties designated by FRESENIUS to conduct due diligence with respect to the studies, programs and other undertakings of NABI under this Agreement; provided, however, that NABI’s sole obligation under this section shall be to provide such Data in the form in which it is maintained by NABI and NABI shall in no circumstances be required to collate, synthesize or re-work any such Data before or after delivery to FRESENIUS.

B. At such time as FRESENIUS may reasonably request within 30 days of the Termination Date, NABI will, as soon as reasonably practicable under the circumstances, without further consideration being paid to NABI, execute and/or deliver (or cause to be executed and/or delivered) to FRESENIUS or its designee:

(i) all certificates, instruments and documents as may be necessary to assign to FRESENIUS or a party designated by FRESENIUS, without representation or warranty, all rights which NABI may have with respect to the licensing, marketing, promotion, manufacture and sale of the Licensed Product;

(ii) all FDA submissions and approvals (and their counterparts in Canada) for the Licensed Product; and

(iii) any IND or marketing approval studies, analyses and/or documents necessary for the IND or marketing approval to be assigned to FRESENIUS.

C. NABI will use its commercially reasonable efforts to allow the assumption by FRESENIUS or its designees of FDA applications and licenses and of any agreements between NABI and third parties relating to Licensed Product, including without limitation agreements with clinical research organizations, trial sites, investigators and monitors relating to the development of Licensed Product.

D. NABI will deliver to FRESENIUS or its designee, all quantities of Licensed Product which are in the possession or control of NABI in accordance with Section 12.

E. NABI will be responsible for all amounts due and owing to third parties with respect to the Licensed Product which have been incurred by NABI through the Termination Date and FRESENIUS will be responsible for all amounts due and owing to third parties with respect to the Licensed Product which are incurred by FRESENIUS or under any contracts transferred to it pursuant to this Section 11 after the Termination Date.

F. Upon written notice given by either party, for a six (6) month period following the Termination Date and irrespective whether FRESENIUS elects to exercise any of the rights set forth in this Section 11.3(F), NABI will continue at its cost and expense to conduct in accordance with and subject to the terms of this Agreement any studies or programs which are in progress, in order to plan for an orderly transition and avoid the injury that may result if the obligations of NABI are abruptly terminated provided that FRESENIUS shall not have the right to require the continuation of the studies or programs by reason of this subsection if NABI has given written notice of termination under Section 11.2 due to the material breach of this Agreement by FRESENIUS. Notwithstanding anything herein to the contrary: (i) NABI’s costs and expenses incurred pursuant to this Section 11.3(F) may be included in any claim by NABI to recover Damages pursuant to Section 10.1(A)-(B) to the extent that it is entitled to such Damages in accordance with Section 10; and (ii) FRESENIUS will use commercially reasonably efforts to supply pursuant to this Agreement such quantities of Licensed Product as NABI shall order to conduct such studies and programs during any such six month period .

G. Upon the expiration or termination of this Agreement, each party shall promptly return to the other, or destroy and certify same, all Confidential Information of such other party that was delivered in the course of the performance of this Agreement other than Confidential Information which is necessary to continue the study or program to obtain approval for the marketing of the Licensed Product.

11.4. Late Payments/Adjustments/Material Default

Each party shall pay to the other party a late charge at the rate of one percent (1%) per each month (prorated for any portion thereof) for each payment required to be made under this Agreement which is not made on the date required to be made from the date on which such payment was due and payable to the date on which payment is actually credited to the account of the party to which payment was due.

12. REPURCHASE OF INVENTORY

In the event of a termination of this Agreement as provided for herein, FRESENIUS will repurchase NABI’s inventory of Licensed Products promptly after NABI gives written notice to FRESENIUS of its intention to sell such inventory to FRESENIUS provided that such written notice shall be given no later than thirty (30) days before or after the Termination Date (provided that if any studies or programs are continued under Section 11.3(F), the purchase shall take place at the end of the relevant studies or programs). FRESENIUS shall only be obligated to purchase inventory of Licensed Product which is saleable in the ordinary course and not subject to any spoilage, and Licensed Product which has an expiration date no sooner than six (6) months following the intended date of sale by NABI to FRESENIUS except that FRESENIUS shall purchase inventory of Licensed Product irrespective of the expiration date if NABI terminated this Agreement due to breach by FRESENIUS. The sale price shall be the same amount charged for such inventory by FRESENIUS to NABI as identified on a batch by batch basis, and such inventory shall be delivered ex works at its location at the time of repurchase. FRESENIUS may not sell any reacquired inventory which is labeled with the name of NABI provided, however, if this Agreement is terminated due to NABI’s breach, NABI shall reimburse FRESENIUS for the reasonable cost of re-labeling such product.

13. REPRESENTATIONS AND WARRANTIES

13.1. Fresenius’ Representations and Warranties

A. FRESENIUS represents and warrants that the Licensed Product delivered to NABI hereunder shall be:

(i) manufactured in accordance with the Specifications, GMP requirements, applicable laws and regulations pertaining to product commercially distributed in the Territory, and any marketing authorizations in the marketing Territory; and

(ii) free and clear of any third party security interest, lien or encumbrance.

B. FRESENIUS represents and warrants that it is the owner of the Intellectual Property Rights, has the right to grant the license granted in Section 5.1, and has not received any claims, and has no knowledge of any basis for any claim, that the rights of any third parties would interfere with the use of the Intellectual Property Rights by Nabi as provided by this Agreement.

C. Without limiting paragraph (B) above, FRESENIUS represents and warrants that Enzon has no license, development, marketing or other rights of any kind with respect to the Licensed Product which was granted by or derives from FRESENIUS for a term that continues after March 31, 2006, except for the rights in connection with the transition from Enzon to FRESENIUS.

13.2. NABI’s Representations and Warranties

A. NABI represents and warrants that NABI will develop, ship, distribute, sell, promote and market the Licensed Product only in full compliance with all marketing approvals and all applicable laws, rules and regulations.

B. NABI represents and warrants that it is the owner of the NABI Trademarks, has the right to grant the license granted hereunder, and has not received any claims, and has no knowledge of any basis for any claim, that the rights of any third parties would interfere with the use of the NABI Trademarks by FRESENIUS as provided by this Agreement.

13.3. General Representations and Warranties

Each party represents and warrants to the other party as of the Effective Date that:

(i) It is a legal entity duly organized and validly existing under the laws of its state and/or country of incorporation, as applicable;

(ii) It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(iii) The execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any other agreement or relationship by a party with any other party.

13.4. No Other Warranties

EXCEPT AS EXPRESSLY STATED HEREIN, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS.

14. MISCELLANEOUS

14.1. Jurisdiction and Dispute Resolution

A. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof (except that § 5-1401 of the New York General Obligations Law shall apply). For the avoidance of doubt, the parties agree that the UN Convention on the International Sale of Goods shall not be applicable to this Agreement.

B. Binding Arbitration

Except as otherwise provided in this Agreement, upon the inability of the Steering Committee to negotiate an amicable resolution to any dispute, controversy or claim arising out of or in connection with this Agreement or the interpretation, validity, performance, breach, enforcement or termination of this Agreement or arising out of the respective rights and duties of the parties under this Agreement, will be settled by binding arbitration in accordance with the arbitration rules of the International Chamber of Commerce.

C. Arbitration Panel

Unless the parties agree in writing on the appointment of a single arbitrator, the matter will be referred to three arbitrators; one to be appointed by each party, and the third, who will act as Chairman, being nominated by the two so selected by the parties; provided, however, that if the matter under dispute involves issues of specialized expertise, only arbitrators with appropriate expertise and knowledge shall be appointed to the arbitration panel. All awards shall be given by a majority decision of the arbitrators (unless only one arbitrator is appointed by the parties). The decision of the arbitrators will be set forth in a written opinion setting forth the factual and legal basis therefor, and such decision will be final and binding on the parties (“Final Award”). To the extent possible, the Final Award shall identify the prevailing party and the non-prevailing party. There will be no legal or other appeal from any Final Award other than for fraud or misconduct that substantially prejudiced the due process rights of the appealing party, or on the ground that the arbitrators exceeded their powers.

D. Relief

Relief The arbitrator(s) will be empowered to award relief which is legal and/or equitable in nature, as appropriate. Judgment on the Final Award may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be by either of the parties. Notwithstanding the foregoing, prior to enforcement of any such Final Award, such Final Award shall, if so requested by written notice delivered by the appealing party (an “Appeal Request”), be brought immediately to the attention of appropriate senior officers of the parties, who shall meet within a period of two weeks thereafter, if either of them so requests, accompanied by such advisors as they may select, in order to attempt in good faith to settle the dispute either in accordance with the Final Award or on another mutually acceptable basis. In the event that the parties shall not have agreed upon a mutually acceptable solution to the dispute within 30 days after the delivery of the Appeal Request, the Final Award shall be considered final and may be entered in any court having jurisdiction or an application may then be made to such court for a judicial acceptance and enforcement of such award, as the case may be, it being the intention of the parties that such award shall be enforceable to the fullest extent permitted by applicable law.

Provisional court remedies and other judicial proceedings shall be available only to the extent permitted by the internal law of the State of New York with respect to written agreements containing arbitration clauses.

E. Location and Language

The place of arbitration will be in London, England. The language of such arbitration will be English, and all documents and agreements relative to any such dispute will be read, interpreted, and construed from English versions.

F. Discovery

In addition, each party shall have the right to take discovery of the other party by any or all methods provided in the United States Federal Rules of Civil Procedure. The arbitrator(s) may upon request exclude any evidence not made available to the other party pursuant to a proper discovery request from being used in the arbitration.

14.2. Force Majeure:

A. Neither party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder (except the payment of money) and the time required for performance shall be extended for a period equal to the period of such delay provided that such delay has been caused by or is a result of circumstances beyond the reasonable control of the party so affected, including with out limitation any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes; including strikes, lockouts, job actions or boycotts; fires; explosion; and floods. A governmental or regulatory inspection or order directed at either party shall not be considered to be a force majeure event for the purposed of this Agreement.

B. The party so affected by a force majeure event within the scope of this Agreement shall:

(i) give prompt written notice to the other party of the nature and date of commencement of the force majeure event and its expected duration; and

(ii) use commercially reasonable efforts to relieve the effect of such cause as rapidly as possible.

14.3. Relationship of the Parties

The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the parties as joint venturers or agents of the other. Neither party or its Affiliates has any express of implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other party or its Affiliates.

14.4. Assignment And Change of Control:

A. Assignment

(i) By FRESENIUS

(1) FRESENIUS may assign its rights and obligations under this Agreement to:

(ii) any entity which is included with FRESENIUS in a consolidated financial statement prepared in accordance with generally accepted financial standards applicable to the assignor; or

(iii) A Person which acquires all or substantially all of the stock or assets of FRESENIUS.

(1) If FRESENIUS assigns its rights and obligations under this Agreement in compliance with the foregoing, FRESENIUS shall promptly notify NABI of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(2) No assignment shall relieve FRESENIUS of responsibility for the performance of any obligation which such party may have incurred hereunder prior to the assignment. No assignment by FRESENIUS under Section 14.4(A)(i)(a)(i) shall relieve FRESENIUS of any responsibility for the non-performance by its assignee Affiliate of any obligation assigned.

(iv) By NABI

(1) NABI may assign its rights and obligations under this Agreement to:

(v) any entity which is included with NABI in a consolidated financial statement prepared in accordance with generally accepted financial standards applicable to the assignor; or

(vi) a Person which acquires all or substantially all of the stock or assets of NABI, subject to the following conditions:

(1) If NABI assigns this Agreement to a Person which markets, sells or promotes a Competitive Product, the provisions of Section 14.4(B)(iii) shall be applicable and the Parties shall have the rights and obligations therein provided.

(2) If NABI sells all or substantially all of its assets to an entity which does not market, sell or promote a

Competitive Product, FRESENIUS shall have the right to terminate this Agreement and re-acquire all the rights to the Licensed Product in the Territory if FRESENIUS can demonstrate to arbitrator(s) empanelled pursuant to Section 14.1 that the financial condition and ability of such transferee to perform NABI’s obligations under this Agreement is materially worse than NABI’s financial condition and ability at such time. In the event of such termination, FRESENIUS will be obligated to pay NABI an amount of cash equal to the Value of the Licensed Product (as defined in and determined in accordance with the provisions of Section 14.4(B)(iv) below) at the time of its reacquisition.

(3) If NABI assigns its rights and obligations under this Agreement in compliance with the foregoing, NABI shall promptly notify FRESENIUS of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(4) No assignment shall relieve NABI of responsibility for the performance of any obligation which such party may have incurred hereunder prior to the assignment. No assignment by NABI under Section 14.4(A)(ii)(a)(i) above shall relieve NABI of any responsibility for the non-performance by its assignee Affiliate of any obligation assigned.

B. Change of Control

(i) Upon the occurrence of a Change of Control Event (as defined in subparagraph (v) below) with respect to NABI, FRESENIUS shall have the rights set forth in this Section.

(ii) No later than thirty (30) days after the public announcement of a transaction which is reasonably likely to result in the occurrence of a Change of Control Event with respect to NABI, written notice of such occurrence shall be given by NABI to FRESENIUS with as much detail as NABI is able to disclose regarding the circumstances and the potential date on which such Change of Control Event will result in an actual Change of Control of NABI (“NABI’S Change Notice”). Within sixty (60) days after receipt of NABI’s Change Notice, FRESENIUS may give written notice (“FRESENIUS Notice”) of its interest (without however making a decision in such regard) in terminating this Agreement and re-acquiring all the rights to the Licensed Product in the Territory subject to determination of the Value (as defined in clause (iii) below). If FRESENIUS fails to give the FRESENIUS Notice, FRESENIUS shall not have further rights under this Section.

(iii) If FRESENIUS gives the FRESENIUS Notice in accordance with subparagraph (ii) above:

(1) NABI and FRESENIUS shall endeavor to appoint a mutually acceptable investment banker (the “Investment Banker”) with experience in the pharmaceutical industry (and who has not rendered services to NABI or FRESENIUS or their respective Affiliates in the preceding three (3) years before the appointment) to determine the Value of this Agreement (as defined below) to NABI. If the parties are unable to agree on the designation of the Investment Banker within thirty (30) days after the date of the FRESENIUS Notice, either party may request the International Chamber of Commerce to appoint an individual (who satisfies the requirements set forth above) to determine the Value. The fees and expenses of the International Chamber of Commerce in making the appointment shall be paid in equal proportions by the parties.

(2) The Investment Banker will be given access to all information (including Confidential Information) available to the parties regarding the Licensed Product and this Agreement, including the applications made to US and Canadian regulatory agencies and any third party sale and pricing data relating to sales of the Licensed Product in the Territory.

(3) The Investment Banker will be requested to deliver his or her determination of the fair market value of this Agreement within forty- five (45) days after appointment contemporaneously to both parties taking into consideration the approvals necessary to market the Licensed Product in the Territory, the investment of the NABI in the Licensed Product, revenues and potential revenues to be derived by NABI through the Licensed Product and such other factors as the Investment Banker shall deem relevant, provided that the Investment Banker shall not take into account any factors relating to any legal obligation of NABI (or the acquiring party) to terminate this Agreement (the “Value”).

(4) Within sixty (60) days after receipt of the report of the Investment Banker, FRESENIUS may give written notice of its intention to terminate this Agreement and make payment to NABI in an amount equal to the Value of this Agreement as set forth in the report of the Investment Banker and this Agreement shall be deemed to be terminated within ten (10) days after FRESENIUS makes such payment by wire transfer of the said amount to the account of NABI. Upon such termination, the provisions set forth in Section 11.3 shall be applicable.

(iv) For purposes of this Agreement, the term “Change of Control” shall mean: one or a related series of transactions in which (i) one or more persons acting in concert (the “Acquiring Party”) acquire (through purchase, exchange, spin-off, merger or otherwise) fifty percent (50%) or more of the voting rights in or assets of NABI (other than a transaction in which the owners of voting rights or assets immediately prior to the acquisition own, immediately following the transaction, substantially the same percentage of voting rights); and (ii) the Acquiring Party markets, sells or promotes a Competitive Product.

(v) For purposes of this Agreement, the term “Change of Control Event” shall mean the announcement of a transaction which will lead to a Change of Control.

14.5. Binding Effect

This Agreement shall be finding upon and inure to the benefit of each of the parties and its successors and permitted assign.

14.6. Entire Agreement

This Agreement, including the Schedules, which are incorporated herein by reference, and all documents delivered in connection therewith, set forth the entire understanding of the patties concerning the subject matter hereof and supersedes all written or oral prior agreements or understanding with respect thereto.

14.7. Compliance with Laws

In performing this Agreement, each party shall comply with all applicable treaties, laws and regulations and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such treaty, law or regulation. Without limiting the generality of its obligation or comply with applicable laws, NABI will, and will ensure that its employees, directors, officers, and agents comply in all material respects with respect to the Licensed Product with applicable laws and regulations regarding healthcare fraud and abuse, kickbacks and bribes, and integrity in research.

14.8. Notices:

All notices hereunder shall be in writing and shall be: (a) delivered personally; (b) mailed by registered or certified mail, postage prepaid; (c) sent by overnight courier, or (d) sent by facsimile or express mail to the following addresses or the respective parties.

If to NABI:

NABI BIOPHARMACEUTICALS

5800 Park of Commerce Blvd. N.W.

Boca Raton, FL 33487

Attn: President

Facsimile Number: 561-989-5890

With a copy of Nabi’s General Counsel

at the same address.

If to FRESENIUS:

FRESENIUS BIOTECH GmbH

President

Else-Kröner-Strasse 1

61352 Bad Homburg v.d.H. Germany

Facsimile Number: 49-6172-608-2251

With copy to:	FRESENIUS AG
Legal Department
D-61352 Bad Homburg
Germany
Facsimile Number: 49-6172-608-2251

Notice shall be effective upon receipt.

14.9. Severability

If any provision of this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid illegal or unenforceable, had never been contained herein.

14.10. Waiver of Modification of Agreement

No waiver of modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure by either party to enforce any of its rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party one of more instances be construed as constituting a continuing waiver or as a waiver in other instances.

14.11. Survival

Expiration or early termination of this Agreement shall not relieve either party of its obligations incurred prior to the Termination Date , or its liability for breaches of this Agreement occurring prior to the Termination Date (including the right of FRESENIUS to assert a claim for breach of the covenant of NABI in Section 3.4(A)(i)). Without limiting the foregoing, the following provisions shall survive expiration or early termination of the Agreement: Confidentiality, Indemnification, Jurisdiction and Dispute Resolution (including governing law), Prices and Terms as to any accrued and unpaid payments, Representations and Warranties to Licensed Product already delivered, and Consequences of Termination.

14.12. Headings

The captions in this Agreements are inserted for convenience only and are not a part hereof.

14.13. Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized officer on the date below written.

NABI BIOPHARMACEUTICALS		FRESENIUS BIOTECH GmbH

By:	/s/ Thomas H. McLain	By:	/s/ Thomas Gottwald, MD
Name:	Thomas H. McLain	Name:	Thomas Gottwald, MD
Title:	Chairman, Chief Executive Officer, and President	Title:	President and CEO

Date: March 30, 2006		Date: April 4, 2006

		By:	/s/ Axel Wiest, MD
		Name:	Axel Wiest, MD
		Title:	Chief Operating Officer

		Date:	April 4, 2006